Exhibit 10.20

English Summary of the Office and Parking Space Lease Agreement dated as of December 17, 2007 by and between Industrial Buildings Corporation Ltd. (the "Landlord") and Kornit Digital Ltd. (the "Company") (the "Original Lease Agreement"), as amended by those certain (i) Addendum dated 2007 (the "First Parking Space Addendum"), (ii) Addendum to Lease Agreement dated 2007 (the "Second Parking Space Addendum"), (ii)Addendum to Lease Agreement dated March 8, 2012 (the "First Addendum"), (iv) Addendum to Lease Agreement dated 2012 (the "Third Parking Space Addendum"), (v) Addendum to Lease Agreement dated December 19, 2012 (the "Second Addendum"), (vi) Addendum to Lease Agreement dated May 20, 2013 (the "Third Addendum"), (vii) Addendum to Lease Agreement dated January 12, 2014 (the "Fourth Addendum"), and the Addendum to Lease Agreement dated January 12, 2014 (the "Fifth Addendum") (collectively, the "Lease Agreement").

•	Subject Matter of the Lease Agreement: Unprotected lease of spaces on the ground floor and on the first floor of the building described in the Original Lease Agreement located at 12 Ha’Amal Street, Rosh Ha’Ayin, Israel that will be used by the Company for offices and laboratories, and parking spaces.

•	Term of Original Lease Agreement:

o	The term of the Original Lease was eight (8) years commencing on the delivery date, (the "Original Lease Period"). The Company had the right to terminate the lease as of the end of five (5) years from the date of the Original Lease Period, subject to six (6) months prior written notice, provided that the Company pays a one-time special early termination payment (the "Special Payment") equal to the balance of the rest of the Improvement Amount (as defined below) per square meter multiplied by two (2) times the number of remaining months for which the Company is required to pay rental fees.

o	As of the end of the third (3rd) year of the Original Lease Period, the Company has the right to sub-lease the premises to a substitute tenant, subject to the Landlord’s prior written consent (not to be unreasonably withheld).

o	Estimated delivery date was to be May 10, 2008, but delivery occurred in August 2008.

o	The term of the Original Lease Period expires on August 31, 2016 and the term of the period with respect to all of the addenda is also August 31, 2016.

•	Premises Covered by the Lease Agreement:

o	As set forth in Exhibit A, beginning on the date of the Original Lease Agreement and over the period of the remaining addenda forming the Lease Agreement, the Company leased a total of 3,381 square meters.

o	The Company originally leased forty-five (45) parking spaces, and currently leases eighty-nine (89) parking spaces

•	Right Of First Refusal:

o	If the Landlord decides to lease additional spaces in the building, the Company will be given the right of first refusal regarding parts of those additional spaces as listed below:

▪	Out of the spaces that will offered for lease on the ground floor, the Company will be given the right of first refusal with respect to space of at least 500 square meters which are adjacent to the Property.

▪	Out of the spaces that will offered for lease in the first floor, the Company will be given the right of first refusal with respect to space of at least 800 square meters which adjacent to the Property.

o	This right of first refusal will not be transferred to a substitute tenant if there will be such will be in the future under a sublease or transfer of the lease.

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•	Rental Fees:

o	Under Appendix B to the Original Lease Agreement, which set the basic rental fees mechanism, the Company was to pay, at the first day of each month the amounts as listed in Exhibit A hereto.

o	The Basic Rental Fees were increased upon the execution of the addenda pursuant to which the Company leased additional space. The details of such increases are set forth on Exhibit A hereto.

o	The monthly rental fees for the parking spaces are detailed in Exhibit A hereto.

o	VAT and Consumer Price Index – All rental fees are plus VAT and are linked to the Israeli Consumer Price Index.

•	Improvements:

o	According to the Original Lease Agreement, the Landlord agreed to fund improvements, according to the Company’s plans, up to an amount of $330 per square meter (the "Improvement Amount"). Any deviation from the Improvement Amount would be paid by the Company and the rental fees will updated accordingly.

o	According to the First and Second Addendums, the space leased thereunder is leased in an "AS-IS" condition. The Company carried out improvements on such spaces at its own expense.

•	Guarantees:

o	All the Guarantees that were provided by the Company are detailed in Exhibit A hereto.

•	Dispute Resolution:

o	The parties agree that any competent court in Tel Aviv is chosen by them as exclusive jurisdiction in any matter relating to the Lease Agreement.

•	Other Terms under the Lease Agreement:

o	The Company shall bear all fees, municipal or local taxes, utility payments etc, associated with the management of the company's business during the term of the Original Lease Period.

o	The Landlord shall bear all fees, municipal or local taxes, utility payments etc., which are levied on him by law.

o	Each party has agreed to assume responsibility for any damage, injury or loss (bodily or otherwise) resulting from any act, omission or negligence on its part, and with respect of the Company relating to its use of the Premises.

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	Space that has been leased in square meters (gross)	Space that has been leased in square feet	Rental fees for the leased space.	Parking space that has been leased	Rental fees regarding parking space	Guarantees*
Original Lease Agreement 17.12.2007	1,300	14,000

the "Basic Rental Fees":
• NIS 42,435 from the ending of 10 weeks from the delivery
  date and until the end of the second year from the delivery date (for this purpose, the delivery date was considered to be two weeks after the actual delivery date).
  In addition, the parties agreement that the Company will start to pay rental fees at the end of the first two months from the delivery date. In addition, on the second year, the Company would be exempt from paying rental fees for one month.
• NIS 44,557 as of the beginning of the third year and until the end of the fourth year.
• NIS 46,785 as of the beginning of the fifth year and until the end of the sixth year.
• NIS 49,123 as of the beginning of the seventh year and until the end of the eighth year.

				45	For 35 parking spaces the Company pays a monthly fee of NIS 143.5. The remaining 10 parking spaces were given free of charge.

The Company provided to the Landlord (i) an autonomous, un-conditioned index-linked to the Consumer Price Index, bank guarantee in the amount of NIS 746,200, which decreases by NIS 56,500 each year until such bank guarantee is for a minimum amount of NIS 294,074, which is equal to six months rental fees and which is to be returned to the Company (after deducting certain amounts if needed) at the end of 120 days from returning the Property;(ii) a promissory note on the amount of six months rental fees plus VAT.

In addition the company will sign to its bank on a letter of authorization through it the rental fees will be paid automatically directly from the Company's account in the bank. The Company will not be able to cancel or change this letter of authorization as long as it's still stays in the leased.

First Parking Space Addendum	−	−		2	Monthly pay of NIS 250 per each parking space.	−
Second Parking Space Addendum	−	−	−	6	Monthly pay of NIS 125 per each parking space.	−
First Addendum 8.3.2012	463	5,000	• NIS 14,816 starting from the end of two months from the beginning of the lease period and until 31.8.13. • NIS 15,557 as from 1.9.13 and until 31.12.14. • NIS 16,335 as from 1.1.15 and until 31.8.16.	10	Monthly pay of NIS 156 per each parking space.	(i) Autonomous bank guarantee in the amount of 95,201 NIS. (ii) Promissory note in the amount of six months rental fees plus VAT (from the rental fees of the additional space.
Third Parking Space Addendum	−	−	−	11	Monthly pay of NIS 200 per each parking space.	−
Second Addendum 19.12.2012	414	4,400	• NIS 0 starting from the day of the deliviry and until 31.3.13. • NIS 13,513 as from 1.4.13 and until 31.8.13. • NIS 14,200 as from 1.9.13 and until 31.12.14. • NIS 14,904 as from 1.1.15 and until 31.8.16.	6	Monthly pay of NIS 205 per each parking space.	(i) Autonomous bank guarantee in the amount of 52,313 NIS. (ii) Promissory note in the amount of six months rental fees plus VAT (from the rental fees of the additional space.
Third Addendum 20.5.2013	169 + 205	4,000	For the additional 169 square meters: • NIS 5,712 as from 20.5.13 and until 31.8.14. • NIS 5,998 as from 1.9.14 and until 31.8.16. For the additional 205 square meters: • NIS 6,929 as from 20.5.13 and until 31.8.14. • NIS 7,275 as from 1.9.14 and until 31.8.16.	15	Monthly pay of NIS 250 per each parking space.

(i) Autonomous bank guarantee in the total amount of NIS 46,587 for both additional spaces. but the parties agreed that this amount is already included in the bank guarantee that was given to the Landlord

(i) Two Promissory note in the amount of six months rental fees plus VAT (from the rental fees of the additional space.

Fourth Addendum 12.1. 2014	85	900	• NIS 3,213 as from 15.2.14 and until 31.8.14. • NIS 3,374 as from 1.9.14 and until 31.8.16.	−	−	(i) Promissory note on the amount of six months rental fees plus VAT (from the rental fees of the additional space.
Fifth Addendum 12.1.2014	745	8,000	• NIS 25,777 starting from the begining of the lease period and until 31.8.14. • NIS 27,066 as from 1.9.14 and until 31.8.16.	−	−	(i) Autonomous bank guarantee in the amount of NIS 81,198; (ii) Promissory note in the amount of six months rental fees plus VAT (from the rental fees of the additional space).

* The Guarantees under the addendum are in addition to the guarantees that was given by the Company under the Original Lease Period